Exhibit 10.1

CONTRAFECT CORPORATION

NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

Non-employee members of the board of directors (the “Board”) of ContraFect Corporation (the “Company”) shall receive cash and equity compensation as set forth in this Non-Employee Director Compensation Program (this “Program”). The cash and equity compensation described in this Program shall be paid or be made, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, a “Non-Employee Director”) who is entitled to receive such cash or equity compensation, unless such Non-Employee Director declines the receipt of such cash or equity compensation by written notice to the Company. This Program shall remain in effect until it is revised or rescinded by further action of the Board. This Program may be amended, modified or terminated by the Board at any time in its sole discretion. The terms and conditions of this Program shall supersede any prior cash and/or equity compensation arrangements for service as a member of the Board between the Company and any of its Non-Employee Directors, except for equity compensation previously granted to a Non-Employee Director. This Program amends and restates the prior Non-Employee Director Compensation Program and is effective as of May 17, 2022 (the “Effective Date”).

I.	CASH COMPENSATION

The schedule of annual retainers (the “Annual Retainers”) for the Non-Employee Directors is as follows:

Position	Amount
Base Board Fee	$40,000
Chairman of the Board	$160,000
Vice Chairman of the Board	$10,000
Lead Director of the Board	$20,000
Chair of Audit Committee	$16,000
Chair of Compensation Committee	$12,000
Chair of Nominating and Corporate Governance Committee	$8,000
Chair of Science and Technology Committee	$7,500
Member of Audit Committee (non-Chair)	$7,500

Position	Amount
Member of Compensation Committee (non-Chair)	$6,000
Member of Nominating and Corporate Governance Committee (non-Chair)	$5,000
Member of Science and Technology Committee (non-Chair)	$5,000

For the avoidance of doubt, the Annual Retainers in the table above are additive and a Non-Employee Director shall be eligible to earn an Annual Retainer for each position in which he or she serves. The Annual Retainers shall be earned on a quarterly basis based on a calendar quarter and shall be paid in cash by the Company in arrears not later than the fifteenth day following the end of each calendar quarter. In the event a Non-Employee Director does not serve as a Non-Employee Director, or in the applicable position, for an entire calendar quarter, the retainer paid to such Non-Employee Director shall be prorated for the portion of such calendar quarter actually served as a Non-Employee Director, or in such position, as applicable. In addition, retainers payable under this Program will be prorated for the first calendar quarter in which the Effective Date occurs, which proration will be based on the number of days of the calendar quarter remaining in such quarter after the Effective Date.

II.	EQUITY COMPENSATION

Each Non-Employee Director shall be granted options to purchase shares of the Company’s common stock (each, an “Option”) as set forth in the following table. Each Option shall be granted under and subject to the terms and provisions of the Company’s 2014 Omnibus Incentive Plan or any other applicable Company equity incentive plan then-maintained by the Company (the “Equity Plan”) and shall be subject to an award agreement, including attached exhibits, in substantially the form previously approved by the Board. All applicable terms of the Equity Plan apply to this Program as if fully set forth herein, and all grants of Options hereby are subject in all respects to the terms of the Equity Plan and the applicable award agreement. For the avoidance of doubt, the share numbers in the following table shall be subject to adjustment as provided in the Equity Plan.

Option	Number of Shares
Initial Option	1,050
Subsequent Option	525

A.    Initial Options. Each Non-Employee Director who is initially elected or appointed to the Board after the Effective Date shall receive the Initial Option on the date of such initial election or appointment. No Non-Employee Director shall be granted more than one Initial Option. For the avoidance of doubt, no Non-Employee Director who is serving on the Board on the Effective Date shall receive an Initial Option.

B.    Subsequent Options. A Non-Employee Director who (i) has been serving as a Non-Employee Director on the Board for at least six months as of the date of any annual meeting of the Company’s stockholders occurring after the Effective Date and (ii) will continue to serve as a Non-Employee Director immediately following such meeting, shall be automatically granted a Subsequent Option on the date of such annual meeting. For the avoidance of doubt, a Non-Employee Director elected for the first time to the Board at an annual meeting of the Company’s stockholders shall only receive the Initial Option in connection with such election, and shall not receive a Subsequent Option on the date of such meeting as well.

C.    Termination of Employment of Employee Directors. Members of the Board who are employees of the Company or any parent or subsidiary of the Company who subsequently terminate their employment with the Company and any parent or subsidiary of the Company and remain on the Board will not receive an Initial Option, but to the extent that they are otherwise entitled, will receive, after termination of employment with the Company and any parent or subsidiary of the Company, a Subsequent Option.

D.    Terms of Options Granted to Non-Employee Directors.

1.         Exercise Price. The per-share exercise price of each Option granted to a Non-Employee Director shall equal the Fair Market Value (as defined in the Equity Plan) of a share of the Company’s common stock on the date the Option is granted.

2.         Vesting.

a.        Initial Options. Each Initial Option shall be vested and exercisable as to 25% of the number of shares subject to the Initial Option on the date of grant and shall vest and become exercisable as to the remaining shares subject to the Initial Option in substantially equal installments on each of the first three anniversaries of the date of grant, such that the Initial Option shall be fully vested on the third anniversary of the date of grant.

b.        Subsequent Options. Each Subsequent Option shall vest and become exercisable in four installments, each equal to 25% of the number of shares subject to the Subsequent Option (each, a “Tranche”), upon the applicable Non-Employee Director completing each successive three month period of continuous service as a Non-Employee Director following the date of grant, provided that the fourth and final Tranche of the Elective Option will vest and become exercisable on the earlier of the first anniversary of the date of grant or the day immediately prior to the date of the next annual meeting of the Company’s stockholders occurring after the date of grant.

c.        Forfeiture of Options. Unless the Board otherwise determines, any portion of an Initial Option or Subsequent Option which is unvested or unexercisable at the time of a Non-Employee Director’s termination of Continuous Service (as defined in the Equity Plan) shall be immediately forfeited upon such termination of Continuous Service and shall not thereafter become vested and exercisable. A Non-Employee Director’s outstanding Initial Options and Subsequent Options may be subject to additional acceleration of vesting and exercisability upon or after a Change in Control (as defined in the Equity Plan) as may be provided in any written agreement between the Company and the Non-Employee Director.

3.        Term. The maximum term of each Option granted to a Non-Employee Director hereunder shall be ten (10) years from the date the Option is granted.

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